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                                                                    EXHIBIT 99.2

FOR IMMEDIATE RELEASE                                CONTACT:  CLINT FEGAN, CFO
                                                               ROBERT SUTTON, VP
                                                               (717) 796-6100

                       BALANCED CARE ANNOUNCES COMPLETION
                       OF $16.8 MILLION EQUITY INVESTMENT

Mechanicsburg, PA, December 21, 1999----Balanced Care Corporation (AMEX:BAL), an operator of assisted living communities and related services, reported today that it has closed on the previously announced investment of $16.8 million by IPC Advisors S.A.R.L. ("IPC"), a company owned by a trust whose beneficiaries are Mr. Paul Reichmann, Mrs. Lea Reichmann and their children.

The investment is the second tranche of an aggregate $21 million investment. The first tranche of the investment was completed on October 11, 1999 when IPC purchased 3.3 million shares of Balanced Care convertible preferred stock at $1.25 per share. The convertible preferred stock has converted to common stock resulting in a total IPC common stock ownership of 16.7 million shares, which represents 49.97% of the outstanding common stock of the Company.

Balanced Care Corporation provides senior care services in its assisted living facilities that include an array of health care and hospitality services, including preventive care, wellness and Alzheimer's/dementia care. The Company currently operates 61 facilities, excluding its Missouri operations scheduled for disposition on or about December 31, 1999.

Except for the historical information contained in the press release, the matters discussed herein contain forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from expectations. These include risks associated with, among other things, substantial debt and operating lease payment obligations, managing rapid expansion, the need for additional financing, the possibility of rising interest rates, securing necessary licensing and permits, construction delays, cost increases on new construction and increased competition. These and other risks are set forth in the Company's Annual Report on Form 10-K (as amended) for the fiscal year ended June 30, 1999 and other reports filed with the Securities and Exchange Commission.